Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated September 11, 2007 with respect to the consolidated financial statements and internal control over financial reporting of Peerless Mfg. Co. and Subsidiaries appearing in the 2007 Annual Report of Peerless Mfg. Co. and Subsidiaries on Form 10-K for the year ended June 30, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas
August 15, 2008